EXHIBIT 10.3

Boise Cascade, L.L.C.

1111 West Jefferson Street   PO Box 50   Boise, ID 83728

T 208 384 6161   F 208 384 7298

www.bc.com

October 1, 2005

Alexander Toeldte

15 Lammermoor Drive

St. Heliers, Auckland

NEW ZEALAND

Dear Alexander:

Boise Cascade, L.L.C. (the “Company”) considers it essential to the best interests of its investors to foster the continuous employment of key management personnel in the event certain material events are threatened or occur. In this regard, the Board of Directors (the “Board”) of Boise Cascade Company, the Company’s parent, has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction for a period of time.

In order to induce you to join and to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) if your employment is terminated under the circumstances described below.

1.                                       Term of Agreement.  This Agreement is effective on the date hereof and shall continue until your termination of employment with the Company.  The period during which this Agreement is in effect is referred to herein as the “Term.”

2.                                       Qualifying Termination.  Except as set forth in Sections 5 and 7.A, no benefits shall be payable under this Agreement unless your employment is terminated pursuant to a Qualifying Termination during the Term.  Your termination is a Qualifying Termination if your employment with the Company terminates during the Term, unless your termination is because of your death, by the Company for Cause or Disability, or by you other than for Good Reason.  A transfer of your employment from the Company to an affiliate or subsidiary, from an affiliate or subsidiary to the Company, or between affiliates and/or subsidiaries is not a termination of employment for purposes of this Agreement.

A.                                   Disability.  If, as a result of your incapacity due to physical or mental illness or injury, you are absent from your duties with the Company on a full-time basis for 6 consecutive months, and within 30 days after written notice of termination is given you have not returned to the full-time performance of your duties, your employment may be terminated for “Disability.”

B.                                     Cause.  Termination of your employment for “Cause” means termination upon (1) your willful and continued failure to substantially perform your duties with the Company (other than failure resulting from your incapacity due to physical or mental illness or injury, or actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes of this Section 2.B, no act or failure to act on your part shall be considered “willful” unless done or omitted to be done by you not in good faith and without reasonable belief that your act or omission was in the best interest of the Company.  Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until:

•                                          a resolution is duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (1) or (2) of this Section 2.B and specifying the particulars of your conduct in detail, and

•                                          a copy of this resolution is delivered to you.

Any decision by the Board that a termination for Cause is warranted must be supported by clear and convincing evidence.

C.                                     Good Reason.  “Good Reason” means any of the following, if occurring without your express written consent:

(1)                                  The assignment to you by the Company of any duties inconsistent with your responsibilities as an executive officer of the Company or a significant adverse alteration in your responsibilities, except that the alteration in your responsibilities resulting from the sale of a portion of the Company the management of which constituted all or a portion of your duties prior to the sale shall not be deemed Good Reason if you remain with the Company following the sale;

(2)                                  A reduction in your annual base salary to below $500,000, (as the same may be increased from time to time), except for across-the-board salary reductions similarly affecting all executives of the Company;

(3)                                  A reduction in your target annual cash incentive as in effect upon your hire (as the same may be increased from time to time);

(4)                                  A requirement that you be based anywhere other than in the metropolitan area of Boise, Idaho, except for required travel on the Company’s business to an extent substantially consistent with your customary business travel obligations for the Company;

(5)                                  The failure by the Company to continue to provide you with benefits and compensation, including paid time off, welfare benefits, short- and long-term incentives, pension, life insurance, healthcare, and disability plans, no less favorable in the aggregate than the benefits and compensation available to you upon your hire;

(6)                                  The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 9; or

(7)                                  Any purported termination of your employment which is not effected pursuant to a Board resolution satisfying the requirements of Section 2.B or a Notice of Termination satisfying the requirements of Section 2.D, as applicable.  Furthermore, no such purported termination of your employment shall be effective for purposes of this Agreement.

Your right to terminate your employment pursuant to this Section 2.C shall not be affected by your incapacity due to physical or mental illness or injury.  Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any event, circumstance, act or failure to act constituting Good Reason.

D.                                    Notice of Termination.  Any purported termination by the Company or by you shall be communicated by written Notice of Termination to the other party according to Section 8.  A “Notice of Termination” must indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision.

E.                                      Date of Termination.  “Date of Termination” means:

(1)                                  if your employment is terminated for Disability, 30 days after the Notice of Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during that 30-day period);

(2)                                  if your employment is terminated for Cause, for Good Reason, or for any other reason other than Disability, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than 30 days from the date the Notice of Termination is given, and in the case of a termination for Good Reason shall not be more than 60 days from the date the Notice of Termination is given); or

(3)                                  if a dispute exists regarding the termination, the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected), but in any event no later than twenty-four months following the date the Notice of Termination which is the subject of the dispute is given.  This subsection (3) shall apply only if (i) the party receiving the Notice of Termination notifies the other party within 30 days that a dispute exists; (ii) the notice of dispute is made in good faith; and (iii) the party giving the notice of dispute pursues resolution of the dispute with reasonable diligence. While any dispute is pending under this subsection (3), the Company will continue to pay you your full compensation in effect when the Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans and programs in which you were participating when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved, but in any event no later than twenty-four months following the date the Notice of Termination which is the subject of the dispute is given.  Amounts paid under this subsection (3) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

3.                                       Compensation During Disability or Upon Termination for Cause or Other than for Good Reason.

A.                                   During any period that you fail to perform your duties as a result of incapacity due to physical or mental illness or injury, you shall continue to receive your full base salary at the rate then in effect and all compensation paid during the period until your employment is terminated for Disability pursuant to Section 2.A.  Thereafter, your benefits shall be determined in accordance with the insurance programs then in effect of the Company, subsidiary or affiliate by which you are employed, and any qualified and nonqualified retirement plan(s) in which you are a participant.

B.                                     If your employment is terminated for Cause or by you other than for Good Reason, the Company shall pay you only your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan at the time those payments are due, and the Company shall have no further obligations to you under this Agreement.

4.                                       Compensation upon a Qualifying Termination.  If your employment is terminated pursuant to a Qualifying Termination, then you shall be entitled to the payments and benefits provided in this Section 4.

A.                                   Not later than the 5th day following the date the release required pursuant to Section 6.D becomes effective, the Company will pay you the following amounts:

(1)                                  Your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given without regard to any reduction in base salary that would constitute Good Reason (whether or not any reduction is asserted as Good Reason), plus all other amounts to which you are entitled under any compensation plan in which you then participate at the time those payments are due (in each case, to the extent not already paid);

(2)                                  A lump sum severance payment equal to 2 times the sum of (a) your annual base salary at the rate in effect at the time Notice of Termination is given without regard to any reduction in base salary that would constitute Good Reason (whether or not any reduction is asserted as Good Reason) (“Base Salary”), plus (b) your target annual incentive for the year in which the Date of Termination occurs without regard to any reduction in the target incentive that would constitute Good Reason (whether or not any reduction is asserted as Good Reason) (“Target Bonus”); and

(3)                                  To the extent not already paid, a lump sum amount equal to the greater of the value of your unused and accrued time off, less any advanced time off, in accordance with the time off policy applicable to you.

B.                                     The Company shall, at its sole discretion, comply with either subsection (1) or (2) below:

(1)                                  for a 24-month period following the Date of Termination, maintain, in full force and effect for your continued benefit, all life, disability, accident and healthcare insurance plans, programs, or arrangements, and financial counseling services in which you were participating immediately prior to the Date of Termination without regard to any reduction in such plans, programs, or arrangements (whether or not such reduction is asserted as Good Reason), or

(2)                                  not later than the 5th day following the date the release required pursuant to Section 6.D becomes effective, pay you a lump sum payment equal to the sum of (a) thirty-six times the monthly group premium for the life, disability, accident and healthcare insurance plans, programs, or arrangements, and (b) three times the annual allowance for financial counseling services, in each case in which you were participating immediately prior to the Date of Termination without regard to any reduction in such plans, programs, or arrangements (whether or not such reduction is asserted as Good Reason).

If the Company chooses to provide the benefits indicated under subsection (1), and your continued participation (or a particular type of coverage) is not possible or becomes impossible under the general terms and provisions of the plans, programs or arrangements, then the Company shall arrange to provide you with benefits, at substantially the same cost to you as determined immediately prior to your last day of employment, which are substantially similar to those which you are entitled to receive under such plans, programs and arrangements.

C.                                     The Company shall reimburse you for all legal expenses you have incurred through the Date of Termination in connection with attempting to obtain permanent residency in the United States for yourself and your family.  In addition, if you continue to attempt to obtain permanent residency after the Date of Termination, the Company will reimburse you for legal fees and expenses you incur in that effort within 24 months after the Date of Termination, to the extent those fees and expenses are not reimbursed or reimbursable by any other party, including another sponsoring employer.  The Company shall continue to honor its obligations under the Foreign Service Policy, as explained to you by letter dated October 1, 2005.

D.                                    You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 4.A be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.  Payments otherwise receivable by you pursuant to Section 4.A(2) shall be reduced by the amount of any severance benefits received by you pursuant to any Company severance policy.  Benefits otherwise receivable by you pursuant to Section 4.B(1) shall be reduced to the extent comparable benefits are actually received by you during the 24-month period following your termination, and you must report any such benefits actually received by you to the Company.   Benefits and payments otherwise receivable by you pursuant to Section 4 shall be reduced by the amount of benefits and payments received by you pursuant to any other written agreement between you and the Company providing benefits upon termination.

5.                                       Legal Fees.  The Company shall pay to you all reasonable legal fees and expenses which you incur (a) as a result of your termination (including any legal fees and expenses incurred in contesting or disputing your termination) or (b) in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement.  This payment shall be made within 10 business days after the Company receives your written request for payment accompanied by reasonable evidence of fees and expenses incurred.

6.                                       Employee Covenants; Release.

A.                                   You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your assigned duties and for the benefit of the Company, either during the period of your employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which you obtained during your employment by the Company.  This restriction will not apply to information that (i) was known to the public before its disclosure to you; (ii) becomes known to the public after disclosure to you through no wrongful act of yours; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information).

B.                                     During your employment with the Company and for one year after your termination, you agree that you will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee.

C.                                     You agree that during and after your employment with the Company you shall not make any public statements that disparage the Company, its respective affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.C.

D.                                    Notwithstanding anything in this Agreement to the contrary, the payment to you of the benefits provided in Section 4 is conditioned upon your execution and delivery to the Company (and your failure to revoke) a customary general release of claims which shall include a release of the Company and its subsidiaries and affiliates.

7.                                       Successors; Binding Agreement.

A.                                   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement (including the obligations under the Foreign Service Policy, as explained in the letter to you dated October 1, 2005) in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.  Failure of the Company to obtain an assumption and agreement prior to the effectiveness of any succession which occurs during your employment with the Company and during the Term shall be a breach of this Agreement and shall entitle to you to compensation from the Company in the same amount and on the same terms as if you had experienced a Qualifying Termination, except that for purposes of this Section 7.A, the date on which any such succession becomes effective shall be deemed the Date of Termination.

B.                                     This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

C.                                     Any dispute between you and the Company regarding this Agreement may be resolved either by binding arbitration or by judicial proceedings at your sole election, and the Company agrees to be bound by your election in that regard, provided that the Company is entitled to seek equitable relief in a court of competent jurisdiction in connection with the enforcement of the covenants set forth in Section 6.  Under no circumstance will a violation or alleged violation of those covenants entitle the Company to withhold or offset a payment or benefit due under this Agreement.

8.                                       Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary, or to such other address as either party may have furnished to the other in writing in accordance with this Section 8, except that notice of change of address shall be effective only upon receipt.

9.                                       Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and an officer of the Company designated by the Board.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement.  If obligations of the Company arise prior to the expiration of the Term, those obligations shall survive the expiration of the Term.

10.                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.                                 No Guaranty of Employment.  Neither this Agreement nor any action taken under this Agreement shall be construed as giving you a right to be retained as an employee or an executive officer of the Company.

13.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with Delaware law.

14.                                 Other Benefits; Indemnification.  Any payments made to you pursuant to this Agreement are in addition to, and not in lieu of, any amounts to which you may be entitled under any other employee benefit plan, program, or policy of the Company.  Nevertheless, payments made to you pursuant to Section 4.A(2) shall be in lieu of any severance payment to which you would otherwise be entitled under any severance pay policy of the Company.  In addition to the other payments and benefits provided herein, the Company shall cause you to be covered under the directors and officers insurance coverage (“D&O insurance”) that is in effect with respect to the officers of the Company on the date you employment is terminated.  This coverage shall continue for six years following the termination of your employment from the Company.  If the Company increases the D&O insurance coverage for its officers during the six-year period following your termination, the Company will cover you at that increased level.  In no event, however, shall your coverage fall below the level of coverage that was in effect on the date of your termination.  If, during the six-year period, there is no D&O insurance in effect for the officers of the Company, the Company shall purchase and maintain a run-off directors and officers insurance policy for the remainder of the six-year period.  This run-off coverage shall provide coverage for you at the same level as the D&O insurance that was in effect at the time of your termination.  This coverage will be at the Company’s sole expense.  In no event is the Company obligated to provide you with D&O insurance following a termination for Cause.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Very truly yours,

/s/ W. Thomas Stephens
W. Thomas Stephens

WTS/cw

AGREED TO AND ACCEPTED this 1st day of October, 2005.

/s/ Alexander Toeldte
Alexander Toeldte